Exhibit 99.1

    SAN JOAQUIN
        BANK
                                        Administrative Offices
                              1000 Truxtun Avenue    Phone: (661) 281-0360
                              Bakersfield, CA 93301  Fax: (661) 281-0366
--------------------------------------------------------------------------------

                                  NEWS RELEASE

                SAN JOAQUIN BANK COMPLETES PLAN OF REORGANIZATION

Tuesday, August 1, 2006

BAKERSFIELD, CA-(Business Wire)-August 1, 2006 - San Joaquin Bank:

San Joaquin Bank announced today that it had completed its plan of reorganization into a holding company structure effective July 31, 2006. As a result of the reorganization, the Bank is now wholly-owned by San Joaquin
Bancorp.  The  shareholders  of the Bank  are now  shareholders  of San  Joaquin
Bancorp. President Bart Hill said, "WE ARE PLEASED WITH THE ADDITIONAL FLEXIBILITY PROVIDED BY THE FORMATION OF A HOLDING COMPANY, BUT EXPECT THAT
THERE WILL BE NO CHANGES REGARDING THE WAY THE BANK DELIVERS SERVICES TO ITS CUSTOMERS."

Under the plan of reorganization, each share of common stock of the Bank represents one share of the common stock of San Joaquin Bancorp. An actual exchange of Bank share certificates will not be mandatory because the existing Bank share certificates are deemed to represent shares of Bancorp. However, new Bancorp share certificates will be issued when future transactions occur.

In connection with the reorganization, San Joaquin Bancorp will assume all reporting and disclosure obligations previously performed by San Joaquin Bank and begin to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. In addition, shares of San Joaquin Bancorp's common stock will be listed on the OTC Bulletin Board under the ticker symbol "SJQU" and the common stock of the Bank, with the ticker symbol "SJQN", has been delisted from the OTC Bulletin Board.

Established in 1980 and headquartered in Bakersfield, California, San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:

Bart Hill                       Steve Annis
President & CEO                 Executive Vice President & CFO
(661) 281-0300                  (661) 281-0300

Company Website: www.sjbank.com


                                       1